Exhibit 99
Media Contact:	Tom Robinson
816-556-2902

Investor Contact:	Todd Allen
816-556-2083
FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY ANNOUNCES 2006 CORE EARNINGS GUIDANCE

KANSAS CITY, MO, December 12, 2005 - Great Plains Energy Incorporated (NYSE:GXP) today announces 2006 core earnings guidance to be in the range of $1.75 to $2.00 per share (see Attachment A).

Core earnings guidance for 2006 reflects the absence of certain tax benefits that occurred in 2005, higher fuel and related transportation expenses at KCP&L, lower volume and lower gross margins at Strategic Energy, and dilution from an anticipated equity issuance in 2006. These items are expected to be partially offset by significant operational efficiencies at both KCP&L and Strategic Energy, retail growth at KCP&L, higher wholesale volume at KCP&L, and higher AFDC associated with construction.

Great Plains Energy is conducting a conference call to discuss more details on 2006 guidance at 9:00 am Eastern Standard time on Tuesday, December 13th. The webcast of the call can be accessed by visiting www.greatplainsenergy.com.

Non-GAAP Financial Measure
Great Plains Energy provides its earnings guidance in terms of core earnings. Core earnings is a non-GAAP financial measure that differs from GAAP earnings because it excludes the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on energy contracts.

The company believes core earnings provide to investors a more meaningful indicator of its results that is comparable among periods because it excludes the effects of items that may not be indicative of Great Plains Energy’s prospective earnings potential. Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as an unusual item. Core earnings is used internally to measure performance against budget and in reports for management and the Board of Directors. Great Plains Energy’s definition of core earnings may differ from similar terms used by other companies.

Great Plains Energy Incorporated (NYSE:GXP) headquartered in Kansas City, MO, is the holding company for Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest, and Strategic Energy LLC, a competitive electricity supplier. The Company's web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION -- Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-

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looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company's actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company’s pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by the Company’s non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. Other risk factors are detailed from time to time in the Company’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission. This list of factors is not all-inclusive because it is not possible to predict all factors.

Attachment A

	2005			2006
	Guidance Range			Guidance Range
Kansas City Power & Light	$2.01	-	$2.11	$1.74	-	$1.89

Strategic Energy[1]	0.30	-	0.34	0.16	-	0.22

KLT Investments	0.07	-	0.07	0.06	-	0.07

Other[2]	(0.23)	-	(0.22)	(0.21)	-	(0.18)

Consolidated core EPS[3,4]	$2.15	-	$2.30	$1.75	-	$2.00

1 Represents Great Plains Energy’s indirect ownership interest in Strategic Energy of just under 100%.

2 Other includes Home Service Solutions, Holding Company cost and other miscellaneous items.

3 Core earnings is a non-GAAP financial measure that differs from GAAP earnings because it excludes the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on energy contracts. The company believes core earnings provide to investors a more meaningful indicator of its results that is comparable among periods because it excludes the effects of items that may not be indicative of Great Plains Energy’s prospective earnings potential.

4 Great Plains Energy is unable to reconcile its core earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items and mark-to-market gains or losses on energy contracts. The impact of these items could be material to our operating results in accordance with GAAP.

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